Exhibit 99.1

NEWS RELEASE
For Immediate Release

Investor Contact: Wendy Wilson 262-636-8434 w.wilson@na.modine.com
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Elects Early Application of SAB 108; Increases Previously Reported Preliminary Fiscal 2007 Second Quarter Fully Diluted Earnings per Share from $0.35 to $0.38

Racine, WI, November 6, 2006 -- Modine Manufacturing Company (NYSE: MOD), a world leader in designing and developing heating and cooling solutions, announced today that as a result of the company’s early application of SAB 108, a Securities and Exchange Commission Staff Accounting Bulletin that provides interpretive guidance regarding accounting for certain errors, it has made an adjustment to its April 1, 2006 retained earnings balance. As a result, the company’s fully diluted earnings per share for the quarter ended September 26, 2006 are $0.38, rather than the $0.35 reported in the company’s preliminary earnings press release dated October 19, 2006.

For details regarding this adjustment, please refer to Modine’s Form 10-Q, that was filed today with the U.S. Securities and Exchange Commission.

About Modine
Founded in 1916, with fiscal 2006 revenues from continuing operations of $1.6 billion, Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, and air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. Based in Racine, Wisconsin, the company has approximately 9,000 employees at 34 facilities in 15 countries worldwide. For information about Modine, visit www.modine.com
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